[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated October 31, 2006

Enhanced Bearish Securities
UBS AG $__ Notes linked to the Dow Jones Industrial Average(R) Index

OFFERING ENHANCED RETURNS WITH PARTIAL PRINCIPAL PROTECTION

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INDICATIVE TERMS
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Issuer                 UBS AG
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Issue Price            $10.00 per Note
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Underlying Index       Dow Jones Industrial Average Index
--------------------------------------------------------------------------------
Term                   13 months
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Payment at             Investors will receive a cash payment at
Maturity Date          maturity that is based on the Index Return.
                       IF THE INDEX RETURN IS NEGATIVE, YOU WILL RECEIVE YOUR
                       PRINCIPAL PLUS A 3% GAIN FOR EVERY 1% LOSS IN THE INDEX,
                       UP TO A MAXIMUM GAIN ON THE NOTES OF BETWEEN 14% AND
                       15.50% (TO BE DETERMINED ON TRADE DATE)

                       IF THE INDEX RETURN IS BETWEEN 0% AND 10%, YOU WILL RECEIVE YOUR FULL PRINCIPAL

                       IF THE INDEX RETURN IS GREATER THAN 10%, YOUR PRINCIPAL WILL BE REDUCED BY 1% FOR EVERY 1% GAIN IN THE INDEX, UP TO A MAXIMUM LOSS OF 90% OF PRINCIPAL

                       IF THE LEVEL OF THE INDEX INCREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT

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Index Return           Index Ending Level - Index Starting Level
                       -----------------------------------------
                                 Index Starting Level
--------------------------------------------------------------------------------
Index Starting Level   The closing level of the Index on the Trade Date
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Index Ending Level     The closing level of the Index on the Final Valuation
                       Date
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Trade Date             November 22, 2006*
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Settlement Date        November 30, 2006*
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Final Valuation        December 21, 2007*
Date
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Maturity Date          December 31, 2007*
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*    EXPECTED. IN THE EVENT THAT WE MAKE ANY CHANGE TO THE EXPECTED TRADE DATE
     AND SETTLEMENT DATE, THE FINAL VALUATION DATE AND THE MATURITY DATE WILL BE ADJUSTED TO ENSURE THAT THE STATED TERM OF THE NOTES REMAINS THE SAME.

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PRODUCT DESCRIPTION
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Enhanced Bearish Securities are designed for investors who believe the Dow Jones
Industrial Average Index will decrease over the term of the Notes. Investors must be willing to risk losing up to 90% of their principal amount invested if the level of the Index increases over the term of the Notes and to accept a return that will not exceed between 14% and 15.50% (to be determined on trade date).
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BENEFITS
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o    -3x leverage feature provides enhanced participation in downside appreciation, while maintaining 1 to 1 upside exposure

o Partial Protection of Capital: At maturity, you will receive a cash payment equal to at least 10% of your principal

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: -3X NEGATIVE INDEX RETURN TO A MAXIMUM GAIN OF 14.75%; 1-FOR-1
EXPOSURE ABOVE A 10% GAIN.

                           INDEX                                       NOTES
                           RETURN                                     RETURN
                         ----------- -----------------------------  -----------
                             100%                                      -90%
                              60%        -90% MAXIMUM LOSS      >      -50%
                              40%                                      -30%
                              20%                                      -10%
                         ----------- -----------------------------  -----------
                         ----------- -----------------------------  -----------
[GRAPHIC OMITTED]             10%        -1x INDEX UPSIDE       >        0%
                               5%                                        0%
                         ----------- -----------------------------  -----------
                         ----------- -----------------------------  -----------
                               0%                                        0%
                         ----------- -----------------------------  -----------
                         ----------- -----------------------------  -----------
                              -1%        -3x INDEX RETURN       >        3%
                              -3%                                        9%
                         ----------- -----------------------------  -----------
                         ----------- -----------------------------  -----------
                           4.916%                                    14.75%
                             -15%     -3x INDEX RETURN TO CAP   >    14.75%
                             -30%                                    14.75%
                         ----------- -----------------------------  -----------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated October 31, 2006.

We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you of any material changes to the terms of the Notes.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated October 31, 2006

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INDEX DESCRIPTIONS
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The Dow Jones Industrial Average(R) Index is a benchmark of performance for leading companies in the U.S. stock market, consisting of 30 "blue-chip" U.S. stocks. The Index is not limited to traditionally defined industrial stocks, but serves instead as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

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HISTORICAL PERFORMANCE
--------------------------------------------------------------------------------
The graph below illustrates the performance of the Index from 1/29/88 to 10/30/06 - BLOOMBERG L.P.

[THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

           1998       1958.22
                      2071.62
                      1988.06
                      2032.33
                      2031.12
                      2141.71
                      2128.73
                      2031.65
                       2112.7
                      2148.65
                      2114.51
                       2168.6
                      2342.32
                      2258.39
                      2293.62
                       2418.8
                      2480.15
                      2440.06
                      2660.66
                      2737.27
                      2692.82
                      2645.08
                      2706.27
                       2753.2
           1990       2590.54
                      2627.25
                      2707.21
                      2656.76
                      2876.66
                      2880.69
                       2905.2
                      2614.36
                      2452.48
                      2442.33
                      2559.65
                      2633.66
                      2736.39
                      2882.18
                      2913.86
                      2887.87
                       3027.5
                      2906.75
                      3024.82
                       3043.6
                      3016.77
                       3069.1
                      2894.68
                      3168.83
           1992       3223.39
                      3267.67
                      3235.47
                      3359.12
                      3396.88
                      3318.52
                      3393.78
                      3257.35
                      3271.66
                      3226.28
                      3305.16
                      3301.11
                      3310.03
                      3370.81
                      3435.11
                      3427.55
                      3527.43
                      3516.08
                      3539.47
                      3651.25
                      3555.12
                      3680.59
                      3683.95
                      3754.09
           1994       3978.36
                      3832.02
                      3635.96
                      3681.69
                      3758.37
                      3624.96
                       3764.5
                      3913.42
                      3843.19
                      3908.12
                      3739.23
                      3834.44
                      3843.86
                      4011.05
                      4157.69
                      4321.27
                      4465.14
                       4556.1
                      4708.47
                      4610.56
                      4789.08
                      4755.48
                      5074.49
                      5117.12
           1996        5395.3
                      5485.62
                      5587.14
                      5569.08
                      5643.18
                      5654.63
                      5528.91
                      5616.21
                      5882.17
                      6029.38
                       6521.7
                      6448.27
                      6813.09
                      6877.74
                      6583.48
                      7008.99
                      7331.04
                      7672.79
                      8222.61
                      7622.42
                      7945.26
                      7442.08
                      7823.13
                      7908.25
           1998        7906.5
                      8545.72
                      8799.81
                      9063.37
                      8899.95
                      8952.02
                      8883.29
                      7539.07
                      7842.62
                       8592.1
                      9116.55
                      9181.43
                      9358.83
                      9306.58
                      9786.16
                        10789
                      10559.7
                      10970.8
                      10655.2
                      10829.3
                        10337
                      10729.9
                      10877.8
                      11497.1
           2000       10940.5
                      10128.3
                      10921.9
                      10733.9
                      10522.3
                      10447.9
                        10522
                      11215.1
                      10650.9
                      10971.1
                      10414.5
                      10786.8
                      10887.4
                      10495.3
                      9878.78
                        10735
                      10911.9
                      10502.4
                      10522.8
                      9949.75
                      8847.56
                      9075.14
                      9851.56
                      10021.5
           2002          9920
                      10106.1
                      10403.9
                      9946.22
                      9925.25
                      9243.26
                      8736.59
                       8663.5
                      7591.93
                      8397.03
                      8896.09
                      8341.63
                      8053.81
                      7891.08
                      7992.13
                      8480.09
                      8850.26
                      8985.44
                       9233.8
                      9415.82
                      9275.06
                      9801.12
                      9782.46
                      10453.9
           2004       10488.1
                      10583.9
                      10357.7
                      10225.6
                      10188.5
                      10435.5
                      10139.7
                      10173.9
                      10080.3
                      10027.5
                        10428
                        10783
                      10489.9
                      10766.2
                      10503.8
                      10192.5
                      10467.5
                        10275
                      10640.9
                      10481.6
                      10568.7
                      10440.1
                      10805.9
                      10717.5
           2006       10864.9
                      10993.4
                      11109.3
                      11367.1
                      11168.3
                      11150.2
                      11185.7
                      11381.2
                      11679.1
                      12086.5

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index Return will be NEGATIVE (and therefore you would receive a POSITIVE return on an investment in the Notes)

o You seek an investment that offers protection for 10% of the principal amount of the Notes

o You are willing to make an investment where you could lose up to 90% of your principal amount

o    You are willing to hold the Notes to maturity

o    You do not seek current income from this investment

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You believe that the Index Return will be POSITIVE (and therefore you would lose money on an investment in the Notes)

o    You seek an investment that offers full principal protection

o You seek an investment whose return is not capped at between 14% and 15.50% (to be determined on the trade date)

o    You seek current income from your investment

o    You seek an investment for which there will be an active secondary market

o    You are unable or unwilling to hold the Notes to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

KEY RISKS:

o You may lose up to 90% of your principal--payment at maturity will be reduced by 1% for every 1% gain in the Index, up to a maximum loss of 90% of your principal amount invested

o Partial Principal Protection only if you hold your Notes to maturity--You should be willing to hold your Notes to maturity

o Your appreciation potential is limited by the maximum gain on the Notes at maturity

o    You will not receive any interest or dividend payments

o The Notes will not be listed, and there will not be an active secondary trading market

YOU ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, YOU SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836.